Exhibit 99.1

Career Education Corporation Announces Departure of Chief Financial Officer

Schaumburg, Ill. (September 21, 2017) – Career Education Corporation (NASDAQ: CECO), a provider of postsecondary education programs, today announced that A.J. Cederoth, Senior Vice President and Chief Financial Officer, will be leaving the Company to pursue other opportunities. Mr. Cederoth’s departure is not the result of any dispute or disagreement with the Company, or any matter relating to the Company’s accounting practices or financial statements. Mr. Cederoth’s employment with the Company is expected to continue through September 30, 2017.

The Company intends to undertake a search for a new Chief Financial Officer and will be considering both internal and external candidates. Ashish Ghia, Vice President Finance, has been appointed as Interim Chief Financial Officer, effective September 21, 2017.

“On behalf of our entire organization, I would like to thank A.J. for his contributions to the Company and wish him success in his future endeavors,” said Todd Nelson, President and Chief Executive Officer. “I am also pleased to welcome Ashish Ghia to the Chief Financial Officer role on an interim basis. Ashish has been an invaluable member of our finance team for nearly a decade, and his deep knowledge of our industry and operations makes him well-suited for this leadership role.”

Ashish Ghia joined Career Education in June 2008 and has served in various financial planning and analysis roles of increasing responsibility, most recently as Vice President Finance since February 2016. Prior to joining the Company, he was a Business Finance Manager with Sears Holdings Corporation from 2006 to 2008, and also held associate positions with PricewaterhouseCoopers LLP and Ernst & Young. Mr. Ghia holds a Bachelor of Commerce degree in financial accounting and audit from the University of Mumbai and a Master of Business Administration from Georgia State University and is a certified public accountant.

About Career Education Corporation

Career Education’s academic institutions offer a quality education to a diverse student population in a variety of disciplines through online, campus-based and blended learning programs. Our two universities – American InterContinental University (“AIU”) and Colorado Technical University (“CTU”) – provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Both universities predominantly serve students online with career-focused degree programs that are designed to meet the educational demands of today’s busy adults. AIU and CTU continue to show innovation in higher education, advancing new personalized learning technologies like their intellipath™ adaptive learning platform. Career Education is committed to providing quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

A listing of individual campus locations and web links to Career Education’s institutions can be found at www.careered.com.

###

CONTACT

Investors:

Alpha IR Group

Chris Hodges or Sam Gibbons

(312) 445-2870

CECO@alpha-ir.com

or

Media:

Career Education Corporation

(847) 585-2600

media@careered.com

Source: Career Education Corporation